Exhibit 99.1
News Release
Approach Resources Inc.
Reports Results for Fourth Quarter and Year End 2009
     Fort Worth, Texas, March 9, 2010 — Approach Resources Inc. (NASDAQ: AREX) today reported financial and operating results for the fourth quarter and year ended December 31, 2009. Highlights for the year ended December 31, 2009 include:
•	Production of 8,808 MMcfe

•	Net loss of $5.2 million, or $0.25 per diluted share

•	Adjusted net income (non-GAAP) of $3.3 million, or $0.16 per diluted share

•	EBITDAX (non-GAAP) of $36.7 million, or $1.75 per diluted share

•	Long-term debt-to-capital ratio and liquidity of 13% and $85.4 million, respectively
Year End 2009 Results
     Production for 2009 totaled 8,808 MMcfe (24.1 MMcfe/d), compared to 8,755 MMcfe (23.9 MMcfe/d) produced in 2008. Production for 2009 was 72% natural gas and 28% oil and NGLs, compared 81% natural gas and 19% oil and NGLs in 2008.
     Net loss for 2009 was $5.2 million, or $0.25 per diluted share, on revenues of $40.6 million, compared to net income of $23.4 million, or $1.12 per diluted share, on revenues of $79.9 million, for 2008. Net loss for 2009 included a pre-tax, unrealized loss on commodity derivatives of $9.9 million and an impairment of unproved properties of $3 million related to our exploratory acreage position in Northeast British Columbia.
     Excluding the unrealized loss on commodity derivatives, the impairment of unproved properties and related income taxes, adjusted net income (non-GAAP) for 2009 was $3.3 million, or $0.16 per diluted share, compared to adjusted net income of $23.5 million, or $1.13 per diluted share, for 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net (loss) income.
     EBITDAX (non-GAAP) for 2009 was $36.7 million, or $1.75 per diluted share, compared to $63.2 million, or $3.03 per diluted share, for 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net (loss) income.
     Our financial results for 2009 were negatively impacted by a sharp decline in realized commodity prices over the prior year. Average realized natural gas, oil and NGL prices for 2009, before the effect of commodity derivatives, were $3.70 per Mcf, $54.97 per Bbl and $28.32 per Bbl, respectively, compared to $8.29 per Mcf, $93.79 per Bbl and $45.46 per Bbl, respectively, for 2008. The Company’s average realized price, including the effect of commodity derivatives, was $6.27 per Mcfe for 2009, compared to $9.46 per Mcfe for 2008, a decrease of 33.7%. Of the $39.2 million decrease in revenues, approximately $41.1 million was attributable to a decrease in oil and gas prices, partially offset by $1.9 million in revenues attributable to the slight increase in production volumes over the prior year.

     Lease operating expenses (“LOE”) for 2009 were $7.8 million, or $0.88 per Mcfe, compared to $7.6 million, or $0.87 per Mcfe, in 2008.
     Severance and production taxes for 2009 were $2 million, or 4.9% of oil and gas sales, compared to $4.2 million, or 5.3% of oil and gas sales, in 2008. The decrease in production taxes was a function of the decrease in oil and gas sales between 2009 and 2008.
     Exploration expense for 2009 and 2008 was $1.6 million and $1.5 million, respectively. Exploration expense for 2009 resulted primarily from 3-D seismic acquired across Cinco Terry and the expiration of leases in Ozona Northeast and North Bald Prairie. We have re-leased or expect to re-lease substantially all of the expired acreage. Exploration expense for 2008 resulted from one dry hole drilled in Ozona Northeast and $965,000 of lease extensions in Ozona Northeast.
     Impairment of unproved properties for 2009 was $3 million, compared to $6.4 million in 2008. The 2009 impairment resulted from a non-cash write-off of $3 million in acreage costs in Northeast British Columbia, and represents the remaining carrying value we have recorded for the project. The 2008 impairment resulted from the write-off of drilling and completion costs of three wells in Northeast British Columbia and drilling costs of three wells in Southwest Kentucky.
     General and administrative expenses (“G&A”) for 2009 were $10.6 million, or $1.21 per Mcfe, compared to $8.9 million, or $1.01 per Mcfe, for 2008. G&A for 2009 included higher share-based compensation, as well as higher salaries and related employee benefit costs attributable to an increase in staff from the prior year period and a severance payment to a former officer. G&A for 2009 also included an increase in franchise taxes.
     Depletion, depreciation and amortization expenses (“DD&A”) for 2009 were $24.7 million, or $2.80 per Mcfe, compared to $23.7 million, or $2.71 per Mcfe, for 2008. The increase in DD&A expense was primarily attributable to an increase in oil and gas property costs, partially offset by an increase in our estimated proved oil and gas reserves.
     Capital expenditures during 2009 totaled $29 million.
Fourth Quarter 2009 Results
     Net loss for the fourth quarter of 2009 was $2.3 million, or $0.11 per diluted share, on revenues of $11.9 million, compared to net loss of $152,000, or $0.01 per diluted share, on revenues of $14.7 million, for the fourth quarter of 2008. Net loss for fourth quarter of 2009 included the effect of an impairment of non-producing properties of $3 million related to our exploratory acreage position in Northeast British Columbia and a pre-tax, unrealized loss on commodity derivatives of $1.3 million.
     Excluding the impairment, unrealized loss on commodity derivatives and related income taxes, adjusted net income (non-GAAP) for the fourth quarter of 2009 was $539,000, or $0.03 per diluted share, compared to adjusted net income of $2.6 million, or $0.13 per diluted share, for the fourth quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net (loss) income.
     EBITDAX (non-GAAP) for the fourth quarter of 2009 was $9.3 million, or $0.44 per diluted share, compared to $11.6 million, or $0.56 per diluted share, for the fourth quarter of 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net (loss) income.
     LOE for the fourth quarter of 2009 was $1.8 million, or $0.88 per Mcfe, compared to $2.5 million, or $0.95 per Mcfe, in the fourth quarter of 2008. The decrease in LOE in the fourth quarter of

2009 compared to the fourth quarter of 2008 is primarily a result of a concentrated effort on lowering fixed costs.
     Severance and production taxes for the fourth quarter of 2009 were $604,000, or 5.1% of oil and gas sales, compared to $1.3 million, or 8.9% of oil and gas sales, in the fourth quarter of 2008. The decrease in production taxes was due to the decrease in oil and gas sales between the fourth quarter of 2009 and the fourth quarter of 2008, and lower production tax rates applied specifically to Cinco Terry.
     Exploration expense for the fourth quarter of 2009 was $1.1 million. Exploration expense for the fourth quarter of 2009 resulted primarily from 3-D seismic data acquired across Cinco Terry and the expiration of leases in Ozona Northeast and North Bald Prairie. We expect to re-lease substantially all of the expired acreage.
     Impairment of unproved properties for the fourth quarter of 2009 was $3 million, compared to $6.4 million in the fourth quarter of 2008. The impairment expense for the fourth quarter of 2009 resulted from a non-cash write-off of $3 million in acreage costs in Northeast British Columbia, and represents the remaining carrying value we have recorded for the project.
     G&A for the fourth quarter of 2009 was $3.3 million, or $1.68 per Mcfe, compared to $3.2 million, or $1.20 per Mcfe, for the fourth quarter of 2008. Our G&A for the fourth quarter of 2009 included higher share-based compensation, higher salaries and related employee benefit costs attributable to our increase in staff from the fourth quarter of 2008 and a severance payment to a former officer.
     DD&A for the fourth quarter of 2009 was $5.9 million, or $2.96 per Mcfe, compared to $7.5 million, or $2.80 per Mcfe, for the fourth quarter of 2008. The increase in DD&A was primarily attributable to an increase in oil and gas property costs, partially offset by an increase in our estimated proved oil and gas reserves.
     Capital expenditures during the fourth quarter of 2009 totaled $10 million.
Liquidity and Commodity Derivatives Update
     At December 31, 2009, we had a $200 million revolving credit facility with a $115 million borrowing base, of which $32.3 million and $37.9 million were drawn at December 31, 2009 and February 28, 2010, respectively. As of December 31, 2009, our long-term debt-to-capital ratio and liquidity were 13% and $85.4 million, respectively, compared to 16% and $60.5 million at December 31, 2008. See “Supplemental Non-GAAP Financial and Other Measures” below for our definitions of “long-term debt-to-capital ratio” and “liquidity.”
     At December 31, 2009, we had the following commodity derivative positions outstanding:

	Volume (MMBtu)		$/MMBtu
Period	Monthly	Total	Fixed
NYMEX — Henry Hub
Price swaps 2010	150,000	1,800,000	$5.85
Price swaps 2010	150,000	1,800,000	$6.40
Price swaps 2010	100,000	1,200,000	$6.36
WAHA basis differential
Basis swaps 2010	415,000	4,980,000	$(0.71)
Basis swaps 2011	300,000	3,600,000	$(0.53)

2010 Outlook
     We currently are operating two rigs in Cinco Terry and one rig in Ozona Northeast. Average daily production for February 2010 was 22.6 MMcfe/d.
     Our 2010 capital budget for exploration and development expenditures currently is $53 million. We intend to fund 2010 capital expenditures, excluding any acquisitions, primarily out of internally-generated cash flows and, as necessary, borrowings under our credit facility. Approximately $48.5 million, or 92%, of the capital budget is allocated to our core development areas of operation in the Permian Basin, where we plan to drill 48 gross (24 net) wells in Cinco Terry and 36 gross (36 net) wells in Ozona Northeast.
     The table below sets forth our 2010 financial and operational guidance, which remains unchanged from our prior disclosure in November 2009. The 2010 guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.

2010
Guidance
Production:
Total (MMcfe)	8,900 — 9,400

Operating costs and expenses:
Lease operating expense (per Mcfe)	$0.85 — 0.95
Severance and production taxes (percent of oil and gas sales)	5% — 6%
General and administrative (per Mcfe)	$1.05 — 1.15
Depletion, depreciation and amortization (per Mcfe)	$2.50 — 3.00
Conference Call Information
     The Company will host a conference call on Wednesday, March 10, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss fourth quarter and year end 2009 results. To participate in the conference call, domestic participants should dial (866) 543-6403 and international participants should dial (617) 213-8896 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. A replay of the webcast will be available for one year on the Company’s website.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s expected 2010 production and operating costs and expenses guidance, capital expenditures (including, without limitation, the amount, location and category of such expenditures), the Company’s drilling program and internally-generated cash flow. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. Our SEC filings are available on our website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Approach Resources Inc.
     Approach Resources Inc. is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and oil properties in the United States. The Company operates or has interests in Texas, Kentucky and New Mexico. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues (in thousands):
Gas	$6,470	$10,919	$23,406	$58,819
Oil	3,623	3,190	11,323	16,413
NGLs	1,788	583	5,919	4,637

Total oil and gas sales	11,881	14,692	40,648	79,869

Realized gain on commodity derivatives	2,763	3,612	14,659	2,936

Total oil and gas sales including derivative impact	$14,644	$18,304	$55,307	$82,805

Production:
Gas (MMcf)	1,420	2,165	6,320	7,092
Oil (MBbls)	51	55	206	175
NGLs (MBbls)	45	27	209	102

Total (MMcfe)	1,991	2,659	8,808	8,755
Total (MMcfe/d)	21.6	28.9	24.1	23.9

Average prices:
Gas (per Mcf)	$4.56	$5.04	$3.70	$8.29
Oil (per Bbl)	71.04	58.00	54.97	93.79
NGLs (per Bbl)	39.73	21.59	28.32	45.46

Total (per Mcfe)	$5.97	$5.53	$4.61	$9.12

Realized gain on commodity derivatives (per Mcfe)	1.39	1.36	1.66	0.34

Total including derivative impact (per Mcfe)	$7.36	$6.89	$6.27	$9.46

Costs and expenses (per Mcfe):
Lease operating	$0.88	$0.95	$0.88	$0.87
Severance and production taxes	0.30	0.49	0.23	0.48
Exploration	0.55	¯	0.18	0.17
Impairment of unproved properties	1.49	2.40	0.34	0.73
General and administrative	1.68	1.20	1.21	1.01
Depletion, depreciation and amortization	2.96	2.80	2.80	2.71

APPROACH RESOURCES INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per-share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

REVENUES:
Oil and gas sales	$11,881	$14,692	$40,648	$79,869

EXPENSES:
Lease operating	1,761	2,526	7,777	7,621
Severance and production taxes	604	1,311	1,996	4,202
Exploration	1,087	¯	1,621	1,478
Impairment of unproved properties	2,964	6,379	2,964	6,379
General and administrative	3,340	3,195	10,617	8,881
Depletion, depreciation and amortization	5,894	7,453	24,660	23,710

Total expenses	15,650	20,864	49,635	52,271

OPERATING (LOSS) INCOME	(3,769)	(6,172)	(8,987)	27,598

OTHER:
Impairment of investment	¯	(917)	¯	(917)
Interest expense, net	(434)	(355)	(1,787)	(1,269)
Realized gain on commodity derivatives	2,763	3,612	14,659	2,936
Unrealized (loss) gain on commodity derivatives	(1,310)	3,089	(9,899)	7,149

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(2,750)	(743)	(6,014)	35,497

INCOME TAX (BENEFIT) PROVISION	(468)	(591)	(785)	12,111

NET (LOSS) INCOME	$(2,282)	$(152)	$(5,229)	$23,386

(LOSS) EARNINGS PER SHARE:
Basic	$(0.11)	$(0.01)	$(0.25)	$1.13

Diluted	$(0.11)	$(0.01)	$(0.25)	$1.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,959,114	20,668,222	20,869,832	20,647,339
Diluted	20,959,114	20,668,222	20,869,832	20,824,905

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	December 31,	December 31,
(in thousands)	2009	2008

Cash and cash equivalents	$2,685	$4,077
Other current assets	9,318	30,760
Property and equipment, net, successful efforts method	304,483	303,404
Other assets	2,440	¯

Total assets	$318,926	$338,241

Current liabilities	$21,996	$30,775
Long-term debt	32,319	43,537
Other long-term liabilities	44,115	40,116
Stockholders’ equity	220,496	223,813

Total liabilities and stockholders’ equity	$318,926	$338,241

Unaudited Consolidated Cash Flow Data	Years Ended December 31,
(in thousands)	2009	2008
Operating activities	$39,761	$56,435
Investing activities	$(29,553)	$(100,633)
Financing activities	$(11,618)	$43,696
Effect of foreign currency translation	$18	$(206)
Supplemental Non-GAAP Financial and Other Measures
     This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures here and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.
Adjusted Net Income
     This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which exclude an impairment of long-lived assets, the unrealized, pre-tax loss (gain) on commodity derivatives and related income taxes.
     The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of adjusted net income to net (loss) income for the three months and years ended December 31, 2009 and 2008, respectively (in thousands, except per-share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net (loss) income	$(2,282)	$(152)	$(5,229)	$23,386
Adjustments for certain non-cash items
Impairment of unproved properties	2,964	6,379	2,964	6,379
Impairment of investment	¯	917	¯	917
Unrealized loss (gain) on commodity derivatives	1,310	(3,089)	9,899	(7,149)
Related income tax effect	(1,453)	(1,430)	(4,373)	(50)

Adjusted net income	$539	$2,625	$3,261	$23,483

Adjusted net income per diluted share	$0.03	$0.13	$0.16	$1.13

EBITDAX
     We define EBITDAX as net (loss) income, plus (1) exploration expense, (2) impairment of unproved properties, (3) depletion, depreciation and amortization expense, (4) share-based compensation expense, (5) impairment of investment, (6) unrealized loss (gain) on commodity derivatives, (7) interest expense and (8) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net (loss) income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
     The following table provides a reconciliation of EBITDAX to net (loss) income for the three months and years ended December 31, 2009 and 2008, respectively (in thousands, except per-share amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net (loss) income	$(2,282)	$(152)	$(5,229)	$23,386
Exploration	1,087	¯	1,621	1,478
Impairment of unproved properties	2,964	6,379	2,964	6,379
Depletion, depreciation and amortization	5,894	7,453	24,660	23,710
Share-based compensation	392	300	1,826	1,100
Impairment of investment	¯	917	¯	917
Unrealized loss (gain) on commodity derivatives	1,310	(3,089)	9,899	(7,149)
Interest expense, net	434	355	1,787	1,269
Income tax (benefit) provision	(468)	(591)	(785)	12,111

EBITDAX	$9,331	$11,572	$36,743	$63,201

EBITDAX per diluted share	$0.44	$0.56	$1.75	$3.03

Long-Term Debt-to-Capital Ratio
     Long-term debt-to-capital ratio is calculated as of December 31, 2009, and by dividing long-term debt (GAAP) of $32.3 million by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP) of $252.8 million. We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year to year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.
Liquidity
     Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year to year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

	December 31,	December 31,
Summary of Liquidity Position	2009	2008
(in thousands)

Borrowing base	$115,000	$100,000
Cash and cash equivalents	2,685	4,077
Long-term debt	(32,319)	(43,537)

Liquidity	$85,366	$60,540

Glossary:
Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein to reference oil, condensate or NGLs.
GAAP. Generally accepted accounting principles in the United States.
MBbl. Thousand barrels of oil, condensate or NGLs.
Mcf. Thousand cubic feet of natural gas.
Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
MMcf. Million cubic feet of natural gas.
MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate or NGLs.
NGLs. Natural gas liquids.
/d. “Per day” when used with volumetric units or dollars.
Contact:
J. Ross Craft, President and Chief Executive Officer
Steven P. Smart, Executive Vice President and Chief Financial Officer
Megan P. Brown, Investor Relations and Corporate Communications
Approach Resources Inc.
(817) 989-9000
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